Submission of Matters to a Vote of Shareholders

The Fund acquired all of the assets and liabilities of Exceed
Defined Shield Index Fund, a series of Forum
Funds, (the "Predecessor Fund") in a tax-free reorganization on September 1, 2017. The reorganization was approved by shareholders at a meeting held on August 30, 2017
("Shareholder Meeting"). Each matter voted upon and duly approved by the Shareholders of the Predecessor Fund at the Shareholder Meeting and the votes cast for each matter were as follows:
To Approve the Plan of Reorganization, which provides for:
(i) the transfer of all of the assets of the Predecessor Fund in exchange solely for shares of the Fund and the Fund's assumption of all
of the Predecessor Fund's liabilities, known and unknown; and
(ii) the distribution of shares of
the Fund so received to shareholders of the Predecessor Fund:


FOR		AGAINST		ABSTAIN
1,317,869	116,256		3,904








To transact such other business as may properly come before the Special Meeting or any adjournment thereof:

FOR		AGAINST		ABSTAIN
1,315,729	118,395		3,904